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                    EXHIBIT 10.5 - NON DE-DEBARMENT AGREEMENT
                             BETWEEN ORBIT/FR, INC.
                                       AND
                           THE DEPARTMENT OF THE NAVY

1. This Agreement is entered into between the Department of the Navy, on behalf of the Department of Defense, and Orbit/FR, Inc. (hereinafter "Orbit"). The sole purpose of this Agreement is to evince that Orbit is presently responsible to contract with the Federal Government by insuring that Orbit has and will continue a program of acceptable contracting practices and procedures, and by establishing and implementing a program of compliance reviews, audits, and reports. For purpose of this Agreement, Orbit shall mean Orbit as a body corporate, its, successors, subsidiaries, and/or divisions and all directors, officers, employees and/or consultants of any of the aforesaid entities.

2. Pursuant to a plea Agreement filed in the United States District Court for the Eastern District of Pennsylvania, on November 10, 1999, Orbit entered a plea of guilty to counts one and two of a criminal information charging it with violating the Arms Export Control Act, 22 U.S.C. Section 2778(b)(2) and (c). The information and plea Agreement are attached to this Agreement as Annex I. By presentations beginning on September 2, 1999, Orbit has presented to the Navy information demonstrating its present responsibility, notwithstanding the conviction, including cooperation with investigators, changes in corporate management, and establishment of compliance programs and procedures since the time of the underlying conduct. The Navy has determined under the authority of FAR 9.406 that the terms and conditions of this Agreement provide adequate assurances that Orbit's future dealings with the Government will be conducted with a high degree of honesty and integrity, and that suspension or debarment of Orbit is not necessary to protect the Government's interest.

3. This Agreement affects only those causes for debarment arising from the facts and circumstances referred to in Annex I. Except as provided in paragraph 16, or as otherwise authorized in writing by the Debarring Official, or an appointee thereof (hereinafter "the Navy Debarring Authority"), this Agreement shall not be used for any purpose with regard to any criminal, civil, or administrative charge, claim, or action by or against Orbit related to or arising out of any criminal or civil investigation conducted by any component of the Department of Justice or the Department of Defense.

4. By this Agreement, Orbit recognizes its corporate responsibility to ensure that Orbit fully complies with all federal procurement laws and regulations when contracting, directly or indirectly, with the United States Government. In this regard, all aspects of Orbit's corporate and business operations shall be conducted according to the highest code of corporate ethics, generally prevailing lawful and honest behavior, and the guidelines set by the letter and the spirit of this Agreement.

5. To fulfill its corporate responsibilities, Orbit has begun and shall, in accordance with the Schedule attached hereto as Annex II (hereinafter "the Schedule"), fully implement a Compliance Program by which Orbit can and will adhere to lawful and ethical procedures and practices in all areas of and relating to its provision of goods and services as a Government
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contractor and/or subcontractor. This Compliance Program shall have the following components:

         5.1 A WRITTEN CODE OF ETHICS: Orbit has established a written Code of Ethics as part of its Employee Handbook, which provides notice to all employees that the highest standard of business ethics is mandated. A copy of the Code of Ethics is attached as Annex III.

                  5.1.1 The Code of Ethics shall be maintained, reviewed on an annual basis by Orbit's duly appointed legal counsel, and updated as required for compliance with statutory and/or regulatory changes.

                  5.1.2 All Orbit directors, officers, employees, and consultants shall be required to sign a certificate stating that they have read the Employee Handbook and agree to abide by its provisions.

         5.2 COMPLIANCE OFFICER: Orbit has established and shall, for at least the duration of this Agreement, maintain a position designated as the Compliance Officer.

                  5.2.1 The Compliance Officer reports to and is responsible only to the Board of Directors of Orbit. To facilitate implementation of this Agreement, the Compliance Officer also reports on a dotted line to the Senior Corporate Officer.

                  5.2.2 The identification and qualifications of the current Compliance Officer are set forth in Annex IV. The signature of the Navy's Debarring Official on this Agreement shall signify acceptance of the current Compliance Officer.

                  5.2.3 Should the current or any subsequently appointed Compliance Officer leave the position, that fact shall be reported to the Navy Debarring Authority, in writing, within 10 days of said leaving. A replacement shall be selected by Orbit and reported to the Navy Debarring Authority within forty-five calendar days of said leaving. Appointment of a replacement Compliance Officer shall be subject to approval by the Navy Debarring Authority, which approval shall be solely within the discretion of the Navy Debarring Authority, but will not be unreasonably withheld or denied. The Navy agrees to advise Orbit of the reasons for its denial so that Orbit can address the Navy's concerns. Should the Navy deny approval of any replacement Compliance Officer, Orbit shall promptly select another and report its selection to the Navy Debarring Authority. Failure to comply with the provisions of this paragraph shall be deemed a material breach of this Agreement.

                  5.2.4 The Compliance Officer shall assist Orbit in identifying and reporting violations of its Code of Ethics.

                  5.2.5 Investigation Reports - The Compliance Officer shall investigate all instances of suspected misconduct and, at the conclusion of the investigation, shall report in writing the findings to the Board of Directors and Senior Corporate Officer for management response. Said management response shall be in writing and shall be provided to the


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Compliance Officer within thirty days of the receipt by management of the
Compliance Officer's report. If the Compliance Officer finds no merit to allegations of misconduct, no written management response shall be required.

                         5.2.5.1 The Compliance Officer's investigation shall
begin within five working days of the receipt of the notice of actual or suspected misconduct.

                         5.2.5.2 In addition to the final investigation report
during the course of the investigation, the Compliance Officer shall prepare a quarterly report to the Board of Directors, chronicling the progress of the investigation then to date.

                         5.2.5.3 The Compliance Officer shall provide to the
Navy Debarring Authority copies of all reports of investigations and management's response within ten working days of when said documents were created or received by the Compliance Officer. The quarterly report to the Board of Directors, alternatively, may be included in the Quarterly Report referenced in paragraph 6 below.

                  5.2.6 Quarterly Reports - The Compliance Officer shall, within 10 working days after the end of each fiscal quarter, prepare and deliver to the Navy Debarring Authority a synopsis of each instance of suspected and/or confirmed misconduct which became known to the Compliance Officer during the fiscal quarter. This synopsis shall be made without regard to the degree to which the Compliance Officer has been able, as of the due date of the report, to investigate the misconduct. This synopsis shall include disclosure of any remedial action taken to date.

         5.3 A HOT LINE: Orbit has established and shall, for at least the duration of this Agreement, maintain a "hot line" to facilitate the reporting of misconduct by or within Orbit. The policies and procedures of this component are fully presented in Annex V. Execution of this Agreement by the Navy Debarring Official shall evidence approval of this component by the Navy Debarring Authority.

         5.4 A WRITTEN CONTRACT COMPLIANCE MANUAL: Orbit has developed and implemented an Employee Handbook containing the regulatory standards and acceptable practices for doing business with the Government and/or Government prime contractors. These practices and procedures shall be applied to all of Orbit's business dealings involving Government contracts or subcontracts.

                  5.4.1 A copy of the Employee Handbook is attached as Annex VI.

                  5.4.2 Execution of this Agreement by the Navy Debarring Official shall evidence approval of this component by the Navy Debarring Authority.

                  5.4.3 In addition to any other provisions, Orbit's Employee Handbook includes a requirement that employees comply with Orbit's Export Control Manual.


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         5.5 A WRITTEN AUDIT AND COMPLIANCE REVIEW PROCEDURE: Orbit shall establish and, for at least the duration of this Agreement, maintain an Audit and Compliance Review Procedure.

                  5.5.1 Orbit's Audit and Compliance Review Procedure for export controls is set forth in the attached Annex VII. Execution of this Agreement by the Navy Debarring Official shall evidence approval of this component by the Navy Debarring Authority.

                  5.5.2 Orbit's Audit and Compliance Review Procedure for corporate compliance is set forth in Annex VIII. Execution of this Agreement by the Navy Debarring Official shall evidence approval of this component by the Navy Debarring Authority.

                  5.5.3 In addition to any other provision that the corporate compliance audit and review procedures may have, these procedures shall provide for yearly audits of each component of this Compliance Program.

                         5.5.3.1 The audits shall be conducted by the Compliance
Officer in conjunction with the appropriate Orbit management personnel.

                         5.5.3.2 The annual audits shall begin no earlier than
January 1, and shall be completed no later than March 31 of each calendar year during the term of this Agreement.

                         5.5.3.3 A report which describes and discusses the
findings made during the audits shall be part of the Compliance Officer's Quarterly Report for the quarter during which the audits were conducted.

         5.6 EXPORT COMPLIANCE: Orbit has established and implemented an export compliance procedure (hereinafter "Export Control Manual") that will, to the greatest extent practicable, preclude repetition of the incidents set forth in the information and plea Agreement and that meet or exceed the requirements of all pertinent and applicable professional and/or government mandated standards.

                  5.6.1 The full version of Orbit's Export Control Manual is set forth in a separate binder provided to the Navy Debarring Official, which is incorporated herein by reference.

                  5.6.2 The signature of the Navy's Debarring Official on this Agreement shall signify acceptance of Orbit's Export Control Manual.

         5.7 RECURRING, CLASSROOM STYLE TRAINING: Orbit shall create and implement a curriculum of classroom style training designed to familiarize each of its directors, officers, employees, and consultants with the concepts and precepts of each component of this Compliance Program. This training shall begin no earlier than January 1 and shall be completed no later than March 30 of each calendar year during which this Agreement continues.


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                  5.7.1 The curriculum to be used for training with regard to each of the components of the Compliance Program is attached hereto as Annex IX of this Agreement.

                  5.7.2 Execution of this Agreement by the Navy Debarring Official shall evidence approval of this component by the Navy Debarring Authority.

                  5.7.3 Training of Orbit's employees on compliance with export regulations governing the company's business has been conducted by an outside consultant. A copy of the curriculum is attached as Annex X. Execution of this Agreement by the Navy Debarring Official shall evidence approval of this component of Orbit's Compliance Program.

                  5.7.4 In addition to any other training they may receive, each director, officer, employee, and/or consultant who misses the training given on the dates indicated on the Schedule, and any director, officer, employee, and/or consultant who joins, is hired by, or contracts with Orbit after said training is completed shall be trained individually within thirty days of their association with Orbit, by the Compliance Officer. In addition, the Compliance Officer shall, as part of each Quarterly report, identify each such person, state the date when the person joined Orbit, and state whether the person has been trained in accordance with this section.

                  5.7.5 In addition to any other training, each Orbit director, officer, employee, and consultant shall be informed of any change to any component of this Compliance Program, which took place since the last previous training session.

6. Orbit further agrees to:

         6.1 Complete all compliance actions identified by this Agreement on or before the date stated in the Schedule.

         6.2 Orbit's Compliance Officers shall, within ten (10) working days after the end of each fiscal quarter [March, June, September, and December], prepare and provide a report to the Navy Debarring Authority, describing Orbit's implementation of this Agreement. This report may be combined with the Compliance Officer's Quarterly Report described in subparagraph 5(B)(6).

         6.3 The Compliance Officer's report shall include, with respect to the company, the status of: (1) All instances of disciplinary action for violations of any law and/or the Code of Ethics; (2) all known, ongoing criminal investigations; (3) all known qui tam suits; (4) all known or suspected defective pricing cases; and (5) any other matter which might affect Orbit's present responsibility status, including but not limited to actual or potential suspension and/or debarment actions by other Government and quasi-governmental agencies.

         6.4 Allow designated representatives of the Department of Defense to interview Orbit personnel and to examine Orbit's financial books, records, and other company documents for the

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purpose of evaluating Orbit's compliance with the terms of this Agreement. Such materials described above shall be made available by Orbit after reasonable notice for inspection, audit and/or reproduction, provided, however, the Department of Defense shall not be entitled to examine documents properly subject to the attorney-client or attorney work product privileges, nor to copy:
(1) Documents containing technical data or computer software, except in accordance with government contract data rights provisions, or (2) Documents containing trade secrets.

         6.5 In addition to the reports made pursuant to paragraph 6.B. and C., disclose, within 30 calendars days of its alleged occurrence, to the Department of Defense and to the prime Government customer if such customer is not a DoD component, all instances in which there are reasonable grounds to believe that Orbit, its directors, officers, employees, consultants, suppliers and/or Government personnel have violated Federal laws or regulations relating to U.S. Government procurements. Further, Orbit shall take immediate corrective measures to remedy the matter disclosed, and to notify the Department of Defense, and the prime Government customer, if the matter relates to a non-DoD contract, of the corrective action taken and Orbit's opinion regarding any impact the matter may have on the Government.

         6.6 Cooperate fully with any investigation by the Department of Justice or the Department of Defense of which Orbit knows or learns in the future.

         6.7 Upon conviction of Orbit for violation of any Federal criminal statute, take appropriate disciplinary action against all responsible individuals.

         6.8 Upon indictment of, or the entering of a guilty plea or plea of nolo contendere by any director, officer, employee or consultant of Orbit for violation of any criminal statute, which violation occurred in connection with the individuals performance of duties for or on behalf of Orbit, immediately remove the director, officer, employee or consultant from active status with the Company relating to any dealings with the U.S. Government.

         6.9 Upon unappealed conviction of, or after an unsuccessful appeal by any current director, officer, employee or consultant of Orbit for violation of any criminal statute, which violation occurred in connection with the individuals performance of duties for or on behalf of Orbit, take prompt action to terminate the employment of such officer, employee or consultant, or as appropriate to remove such director from the Orbit Board of Directors in recognition of Title 10, U.S.C. Section 2408.

         6.10 Treat all costs associated with the termination, severance and/or removal of any director, officer, employee or consultant of Orbit under paragraph I, above, which are incurred subsequent to the execution of this Agreement; as unallowable for Federal Government Contract purposes.

7. During the term of this Agreement, Orbit shall not knowingly employ, engage or accept the services of an individual who is listed by a Federal Agency as debarred, suspended, or

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otherwise ineligible for Federal contracting. Reasonable inquiry shall be made into the suspension/debarment status of any potential employee or consultant prior to the offer of employment or engagement of services. Further, Orbit shall promptly terminate the employment of or contract for services with any individual who was suspended or debarred as of the effective date of their association with Orbit. Moreover, Orbit shall immediately remove such individual from responsibility for or involvement with Government contract matters until the resolution of any question there might be regarding their suspension or debarment status as of the time of their association with Orbit.

8. During the term of this Agreement, Orbit shall not knowingly enter into any subcontract or other business relationship relating to Federal Government contracts with any individual or business entity (hereinafter "prospective business associate") listed as debarred, suspended, or otherwise ineligible for contracting by a Federal Agency (hereinafter "listed contractor") without prior approval by the Navy Debarring Authority.

         8.1 Orbit shall make reasonable inquiry into the listed contractor status of each prospective business associate.

         8.2 Whenever the inquiry required by the preceding paragraph "A" reveals that the prospective business associate is a listed contractor, Orbit shall submit a notice to the Navy Debarring Authority in form and content as specified in FAR 9.405-2(b).

         8.3 Orbit shall also give written notice of the prohibition effected by this paragraph 8 to each prospective business associate at the earliest practicable date.

         8.4 Navy Debarring Authority approval of Orbit's association with any listed contractor shall be deemed given if notice of disapproval is not received by Orbit within fifteen (15) business days after receipt by the Navy Debarring Authority of the notice prescribed in paragraph 8(B).

         8.5 Orbit shall notify each prospective business associate that neither actual nor "deemed" approval of Orbit's association with a listed contractor shall be grounds for any party to assert that the Navy has found the listed contractor to be presently responsible to contract with any Agency of the Federal Government. Orbit shall further notify each prospective business associate that such approval shall mean only that the protections afforded the Government by Orbit, as stated in its notice to the Navy Debarring Authority referred to in paragraph 8(B), have been found sufficient to protect the interests of the Government.

         8.6 If this paragraph 8 or any of its subparts in any way conflicts with the restrictions and/or requirements of FAR 9.405-2, the latter shall govern.

9. In addition to those costs stated in paragraphs 6.J and 10, Orbit agrees that the costs described below shall be unallowable for United States Government contract purposes and shall not be charged directly or indirectly to any such contract or subcontract:


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         9.1 All costs of performing the remedial actions set forth in this
Agreement accomplished by Orbit subsequent to the execution of this Agreement.

         9.2 All costs of legal services whether performed by in-house or private counsel, administrative and clerical services, services of accountants and consultants, salaries and wages of employees, officers, and directors, travel, and any costs directly related to the aforesaid, incurred in the implementation of and/or continued compliance with the terms of this Agreement.

10. Within thirty days of the anniversary of the effective date of this Agreement, and each year for the duration of the Agreement, Orbit will remit the sum of $5,000.00, made payable to the Treasury of the United States, as and for final payment of the costs of monitoring, reviewing, enforcing, and administering this Agreement.

11. Except as provided in paragraph 16, the execution of this Agreement by the Navy in no way waives any criminal, civil, contractual, or administrative remedy or right that the Government may have for the acts described in the Notice, or for any other conduct that would give rise to such remedies.

12. Material breach by Orbit of the terms of this Agreement, if not cured to the reasonable satisfaction of the Navy Debarring Authority within 30 working days, or as otherwise permitted by the Navy Debarring Authority after receipt by Orbit of written notice of such breach, shall constitute a cause for debarment subject to the procedures established by the Federal Acquisition Regulation and any other applicable statute or regulation.

13. By execution of this Agreement, Orbit releases the United States, its employees, agents, and instrumentalities, in both official and personal capacities, of any and all liability arising out of or otherwise related to this Agreement. Further, Orbit agrees not to file any claim against the United States, its employees, agents, and instrumentalities, in both official and personal capacities, in any forum or jurisdiction, with regard to any matter arising out of or otherwise related to this Agreement.

14. By execution of this Agreement, Orbit avers that any adverse action taken or to be taken against any Orbit director, officer, employee, consultant, or agent, with regard to any matter arising out of or related to the facts and circumstances set forth in the Notice, are the result solely of Orbit's initiatives and decisions, and are not the result of any action by or on behalf of the United States, its employees, agents or instrumentalities.

15. Orbit agrees to indemnify the Government against, and hold the Government harmless from, any and all claims, liabilities, obligations, and causes of action of whatsoever kind or nature for damages sustained by, or injury to or death of any person, and for any injury or damage to or destruction of any property, arising out of or as a result of the facts which form the basis for this Agreement, even if the Government's liability to any person arises out of the acts or

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omissions of the Government, its employees, agents, invitees, or representatives of any other description whatsoever.

16. In recognition of the actions by and covenants of Orbit set forth herein, the Navy, on behalf of the Department of Defense, will not suspend or debar Orbit based on the facts and circumstances set forth in Annex I.

17. This Agreement is subject to the Freedom of Information Act and may only be distributed by the Navy throughout the Executive Branch of the Government and to other interested parties in accordance with the exemptions to FOIA.

18. Modification to this Agreement may be made but shall have no effect until the terms of the Modification are expressly incorporated in a writing which has been executed by both parties. Neither party shall seek or accept the benefit of a judicial or quasi-judicial order directing the other to execute a writing which would, if executed, modify this Agreement.

19. For purposes of interpretation of this Agreement or any part hereof by a court of competent jurisdiction (or any other judicial or quasi-judicial body), this Agreement shall be deemed to have been drafted equally by all parties hereto.

20. This Agreement shall become effective on the date of the last signature hereto and shall continue thereafter for three years, or should Orbit for any reason cease to be in full compliance with the letter and spirit of this Agreement, for a period of three years following reestablishment of full compliance as determined by the Navy Debarring Authority, whichever period is longest.

21. This Agreement constitutes the entire Agreement between the parties and supersedes all prior Agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and assigns.




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U.S. Navy Debarring Official                     David Bernstein
                                                 Executive Vice President and
                                                    Chief Operating Officer
                                                 Orbit/FR, Inc.



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